Exhibit 99.1
November 3, 2022
Fellow Shareholders,
DoorDash’s mission is to grow and empower local economies. We operate in an intensely competitive industry and, over the last two and a half years, have also operated in a volatile and uncertain social, industrial, and macroeconomic backdrop. Despite this, in the period from Q1 2020 through Q3 2022, we generated well over $70 billion in sales for merchants on our platform and well over $25 billion in earnings for Dashers.
Over the same time period, we also organically grew Marketplace GOV by over 20% year-over-year (Y/Y) in every quarter, more than quadrupled Marketplace GOV overall, gained 14 percentage points of U.S. category share based on third party data, and increased estimated contribution profit1 in our U.S. restaurant marketplace to an annual run rate of $2.4 billion. We are proud of this performance and believe it reflects a team that is able to execute skillfully in a variety of environments.

Third Quarter 2022 Key Financial Metrics

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sept. 30, 2022
Total Orders	347	369	404	426	439
Total Orders Y/Y growth	47%	35%	23%	23%	27%
Marketplace GOV	$10,416	$11,159	$12,353	$13,081	$13,534
Marketplace GOV Y/Y growth	44%	36%	25%	25%	30%
Revenue	$1,275	$1,300	$1,456	$1,608	$1,701
Revenue Y/Y growth	45%	34%	35%	30%	33%
Net Revenue Margin	12.2%	11.6%	11.8%	12.3%	12.6%
GAAP Gross Profit	$665	$637	$662	$686	$714
Contribution Profit	$281	$291	$319	$381	$420
Contribution Profit as a % of Marketplace GOV	2.7%	2.6%	2.6%	2.9%	3.1%
GAAP Net Loss including redeemable non-controlling interests	$(101)	$(155)	$(167)	$(263)	$(296)
Adjusted EBITDA	$86	$47	$54	$103	$87
Adjusted EBITDA as a % of Marketplace GOV	0.8%	0.4%	0.4%	0.8%	0.6%

1 Please see the section titled "Description of Contribution Profit In Our U.S. Restaurant Marketplace" for a description of how we estimate contribution profit in our U.S. restaurant marketplace.

1

A Brief Review of Q3
In Q3, total Marketplace GOV increased by 30% Y/Y to $13.5 billion. GAAP net loss including redeemable non-controlling interests was $296 million and total Adjusted EBITDA was $87 million, which exceeded the high end of the outlook we provided. On a pro forma basis2, Marketplace GOV increased by 22% Y/Y in Q3. Our rigorous execution and product focus has enabled us to produce organic growth that we believe exceeds most publicly traded peers in our category.
Excluding the impact of Wolt for comparison purposes, in Q3, DoorDash grew Marketplace GOV by 21% Y/Y to $12.6 billion. DoorDash stand-alone monthly active users (MAU) increased on a quarter-over-quarter (Q/Q) and Y/Y basis, while DashPass members increased Q/Q to an all-time high. DoorDash stand-alone GAAP net loss including redeemable non-controlling interests was $152 million and DoorDash stand-alone Adjusted EBITDA was $152 million, which was an all-time high. DoorDash stand-alone Adjusted EBITDA benefited from leverage on Dasher costs, as total Dasher costs3 per order declined Q/Q and Y/Y, which helped drive improvements in Net Revenue Margin and sales and marketing expense as a percentage of Marketplace GOV.
The strong foundation at Wolt allowed us to lean into growth in Q3. Wolt grew Marketplace GOV by 37% Y/Y in U.S. Dollars and 60% Y/Y in Euro in Q3, which represented acceleration compared to 52% Y/Y growth in Euro in Q2. Wolt's impact on total Q3 Adjusted EBITDA was $(65) million, which was an improvement compared to the run rate exiting Q2. Our teams continue to work closely together and are learning from each other's experience. We remain very excited about our potential to build a platform that reduces friction in local commerce and drives growth in economies throughout the countries we operate in.
U.S. Restaurant Marketplace
Our U.S. restaurant marketplace generated approximately $595 million of contribution profit in Q3. Incremental contribution profit as a percentage of Marketplace GOV (Y/Y) in our U.S. restaurant marketplace has averaged approximately 7% in the last eight quarters, and higher than that so far in 2022.
There have been several aspects of the macroeconomic backdrop in recent years that we did not anticipate, with periods of both rising and falling demand from consumers and Dashers. Through this, contribution profit as a percentage of Marketplace GOV in our U.S. restaurant marketplace has increased consistently, with underlying mechanics that have worked largely as expected.

US Restaurant Marketplace
Estimated Contribution Profit
(in millions)
$600
$400
$200
$0
Q3'19
Q3'20
Q3'21
Q3'22

Source: DoorDash internal data
2 Adjusted to include results from Wolt in the prior period for comparison purposes.
3 Total Dasher costs include Dasher acquisition costs, Dasher pay, and the cost of Dasher benefits.

2

Scaling contribution profit in our U.S. restaurant marketplace has required a sound foundation and consistent execution. Our foundation was established several years ago, in the constant pursuit of improvement and dedication to consumers, merchants, and Dashers that has existed since our founding.
In our business, many problems hide far away from the averages, making them difficult to find and inefficient to solve in the short term. This does not mean they are not expensive. Any consumer that has had a family dinner show up late, any merchant that received orders for items they didn’t have, or any Dasher that was sent to the wrong location knows that small problems can have very large impacts on their perception of DoorDash and their willingness to use our platform in the future, which can have a direct impact on the growth and margin potential of our business.
Our goal is to constantly address problems of all sizes in order to make our service at least a tiny bit better and more efficient every day, and then compound those gains over time. This process is the best way we know of to live up to the commitment we make to consumers, merchants, and Dashers. It is also the best way we know of to build a sound economic model that can scale efficiently.
We do not expect to disclose estimated contribution profit in our U.S. restaurant marketplace on a regular basis. However, our current expectation is that growth in contribution profit in our U.S. restaurant marketplace will continue funding our investment initiatives, while also driving growth in total Adjusted EBITDA in 2023 compared to 2022.
New Categories and International
While our history is rooted in the restaurant category, our vision has always been to build a world-class local commerce marketplace spanning multiple categories in several countries. Over the last two years, we have invested significantly in this effort: expanding to new geographies, most notably through our recent combination with Wolt, and adding several new categories to our marketplaces. We have been fortunate to be able to continue investing in these areas, even as many others have pulled back, and a number of our new initiatives now operate with over $1 billion of run-rate Marketplace GOV and improving margins.
Marketplace GOV from non-restaurant categories grew by well over 80% Y/Y organically in Q3. By expanding beyond restaurants, we believe we provide existing consumers more ways to leverage our service and new consumers more ways to engage with us for the first time. This shows up in the growing number and percentage of consumers whose first order is from a non-restaurant category and in the increased 3-month order rate4 we see for consumers who order from our non-restaurant categories.
We believe there is substantial room to improve the selection, quality, affordability, and service we offer in our non-restaurant categories. We have made good progress on selection, with recent partnership additions that include: Loblaw Companies Limited, Sprouts Farmers Market, Dick’s Sporting Goods, EG America, Grocery Outlet, Giant Eagle, Big Lots, The Raley's Companies, Tractor Supply Co., and more. Looking forward, we expect to continue improving along all dimensions of the consumer value proposition, and hope this will steadily increase the use cases we address for consumers and the value we provide to merchants.
Our U.S. third-party convenience marketplace was the first non-restaurant category we entered less than three years ago. This is a business where we rapidly emerged as a category leader and remain so today, according to third-party data. We improved variable profit5 in this category in Q3 and continue to expect to reach positive variable profit this year. The second new category we entered was grocery. In our U.S. third-party grocery marketplace, we grew Marketplace GOV by well over 100% Y/Y in Q3, with variable profit as a percentage of Marketplace GOV that improved on both a Q/Q and Y/Y basis.
4 Order rate equals retention times order frequency for the period being analyzed. In this case, 3-month order rate represents the average order rate for consumers three months after placing their first non-restaurant order, which is compared to the order rate for a matched group of similar consumers who never placed a non-restaurant order.
5 Variable profit is a metric used internally to evaluate the performance of certain categories prior to allocation of shared-use fixed costs. It is defined as revenue minus order management and support costs.

3

On a pro forma basis6, our international business grew Marketplace GOV by over 50% Y/Y in constant currency in Q3. We are pleased with this performance, particularly given the headwinds facing consumer spending around the globe. We believe consumer and merchant penetration in our international marketplaces remains low and, in many cases, the infrastructure to support omni-channel commerce is much less developed than it is in the United States. Our focus in international markets remains largely on expanding the number of cities we serve within our countries, adding selection, and building out new services. In recent weeks, we reached all-time highs for new consumer acquisition in Wolt branded countries, and in many of our international countries, non-restaurant categories already drive a higher percentage of Marketplace GOV than they do in the U.S. Among other metrics, these data points suggest a strong foundation to build on top of, and we intend to continue investing behind them.
Over the long term, our goal with our new categories and international initiatives is to broaden the value we provide to consumers, merchants, and Dashers, while generating significant incremental profit for our business. Given the scale of these opportunities, we expect them to take many years to fully develop. So far, our team has executed well and we have seen good results.
Conclusion
Our services now drive more volume to more merchants in more geographies than at any point in our history and, by most metrics, we now have a business that is larger and more durable than at any point in our history. Our stock price, unfortunately, has not been one of those metrics.
As operators, we must focus on the aspects of our business we can control. We now have a broad suite of services in 27 countries, along with an exceptional team to go with processes that have generated strong results throughout our history. Our aim is to continue serving the needs of consumers, merchants, and Dashers and building on top of what we have done to date, so that we can drive growth in each area of our business.
Along these lines, we are thankful for all of the support, advice, and complaints we receive. All of these are important for us to learn from and improve, so that we can build DoorDash into a business that maximizes our benefit to consumers, merchants, and Dashers around the world, as well as our returns for shareholders. Our expectations of ourselves are high. We will do our best to exceed them.
We could not be more grateful to our employees and stakeholders for the confidence they place in us, or more humbled by our shareholders who entrust us with their capital. Thank you for making this journey possible.

Sincerely,

Tony Xu, Co-founder, CEO and Board Chair, and Prabir Adarkar, CFO
6 Adjusted to include results from Wolt in the prior period for comparison purposes.

4

Financial and Operational Highlights
Total Orders increased 27% Y/Y to 439 million in Q3 2022 from 347 million in Q3 2021, driven by 16% Y/Y growth in DoorDash orders and the addition of Wolt. Excluding Wolt, the Y/Y growth in DoorDash Total Orders was driven by growth in consumers and consumer engagement.
Marketplace GOV increased 30% Y/Y to $13.5 billion in Q3 2022 from $10.4 billion in Q3 2021, driven by 21% Y/Y growth in DoorDash Marketplace GOV and the addition of Wolt. Excluding Wolt, the Y/Y growth in DoorDash Marketplace GOV was driven primarily by growth in Total Orders.
Revenue increased 33% Y/Y to $1.7 billion in Q3 2022 from $1.3 billion, driven by 25% Y/Y growth in DoorDash revenue and the addition of Wolt. Net Revenue Margin, defined as revenue as a percentage of Marketplace GOV, increased to 12.6% in Q3 2022 from 12.2% in Q3 2021. The Y/Y increase in Net Revenue Margin was driven primarily by improved Dasher supply, which was offset by an increased mix of orders from DashPass, international markets, and non-restaurant categories.
GAAP cost of revenue, exclusive of depreciation and amortization, increased 59% to $931 million in Q3 2022 from $585 million in Q3 2021. Adjusted cost of revenue increased by 58% Y/Y to $895 million in Q3 2022, driven by growth in Total Orders, increased insurance reserves, and costs associated with our first-party distribution business, as well as an increase in headcount. Insurance costs in Q3 2022 were consistent with Q2 2022.
GAAP gross profit increased 7% to $714 million in Q3 2022 from $665 million in Q3 2021. Q3 2022 Adjusted Gross Profit increased 14% Y/Y to $806 million.
GAAP sales and marketing expenses decreased 6% to $418 million in Q3 2022 from $446 million in Q3 2021. Q3 2022 adjusted sales and marketing expense decreased 10% Y/Y to $386 million, driven by a decline in advertising costs, partially offset by growth in headcount and the addition of Wolt.
Contribution Profit increased 49% Y/Y to $420 million in Q3 2022 from $281 million in Q3 2021. Contribution Profit as a percentage of Marketplace GOV increased to 3.1% in Q3 2022 from 2.7% in Q3 2021.
GAAP research and development expenses increased 97% to $226 million in Q3 2022 from $115 million in Q3 2021. Q3 2022 adjusted research and development expenses also increased 97% Y/Y to $122 million, driven by growth in headcount and the addition of Wolt.
GAAP general and administrative expenses increased 68% to $316 million in Q3 2022 from $188 million in Q3 2021. Q3 2022 adjusted general and administrative expenses increased 59% Y/Y to $211 million, driven primarily by growth in headcount and the addition of Wolt.
GAAP net loss including redeemable non-controlling interests was $296 million in Q3 2022 compared to a GAAP net loss including redeemable non-controlling interests of $101 million in Q3 2021. Q3 2022 Adjusted EBITDA was $87 million compared to $86 million for Q3 2021.
Operating cash flow in Q3 2022 was $199 million and free cash flow was $99 million. On a trailing 12-month basis, we generated operating cash flow of $511 million and free cash flow of $191 million.
In Q3 2022, we completed the $400 million stock repurchase program previously announced in May 2022. We repurchased 5.6 million shares of our Class A common stock, which was approximately 1.4% of our total shares issued and outstanding as of June 30, 2022, at a weighted average price of $71.84 in Q3 2022.

5

Financial Outlook
We currently expect Q4 Marketplace GOV to be in a range of $13.9 billion to $14.2 billion, with Q4 Adjusted EBITDA expected to be in a range of $85 million to $120 million.

Period	Marketplace GOV	Adj. EBITDA
Q4	$13.9 billion - $14.2 billion	$85 million - $120 million
Among other things, our Q4 outlook anticipates a consumer spending environment that is consistent with recent months. It also anticipates significant levels of ongoing investment in new categories and international markets. Our forecast assumes key foreign currency rates remain stable at current levels. We caution investors that consumer spending could deteriorate faster or to a greater degree than we anticipate, which could drive results below our expectations. Additionally, our increased international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks, and changes in the international operating environment could negatively impact results versus our current outlook.

Analyst and Investor Conference Call

We will host an analyst and investor conference call to discuss our quarterly results at 2:00 PM (PT) today. Members of the investor community interested in listening to the call can register and attend at ir.doordash.com.

IR Contact: Andy Hargreaves, CFA ir@doordash.com	PR Contact: Press at DoorDash press@doordash.com
Webcast
DoorDash will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://ir.doordash.com. The archived webcast will be available on our Investor Relations page shortly after the call.

Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our Twitter account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Description of Contribution Profit In Our U.S. Restaurant Marketplace
We rely on our financial data and third party data systems to estimate contribution profit for our U.S. restaurant marketplace. We do not prepare separate financial statements or financial information that would enable us to calculate contribution profit for our U.S. restaurant marketplace in the same way that we do for our business on a consolidated basis.

We estimate contribution profit for our U.S. restaurant marketplace as revenue that is attributable to our U.S. restaurant marketplace category, minus expenses that are directly attributable to the U.S. restaurant marketplace category, such as fixed and variable costs. Expenses that are not directly attributable to any of our categories, including sales and marketing expenses and certain payroll expenses, are then allocated among such categories, including our U.S. restaurant marketplace, based on various factors, including order volume, the nature of the expenses, and other methodologies.

6

Forward-Looking Statements
This investor letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” "aim", "try", “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements in this investor letter include, but are not limited to, our expectations regarding our financial position and operating performance, including our outlook and guidance for the fourth quarter of 2022, our expectations regarding the Wolt business and our international initiatives, our plans and expectations regarding our non-U.S. restaurant marketplace categories, our plans and expectations about our investment approach, our expectations about our operating performance, including estimates regarding contribution profit in our U.S. restaurant marketplace and variable profit in our third-party convenience marketplace, our expectations regarding our local commerce opportunity, trends in our business, including the effect of the macroeconomic environment and inflation on us and our stakeholders, and the effectiveness of our strategies, our market opportunity, and demand for our platform and for local commerce platforms in general. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, including the impact of the COVID-19 pandemic on our business and operations and our ability to forecast our performance due to our limited operating history and the COVID-19 pandemic, investments in new products or offerings, our ability to attract merchants, consumers, and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this investor letter are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021 and our quarterly reports on Form 10-Q. All forward-looking statements in this investor letter are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. generally accepted accounting principles ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, and free cash flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry. We have also presented certain measures excluding revenue from gift card breakage to enable readers to compare our results over multiple periods on the same basis and certain measures excluding results from Wolt to enable investors to compare our current results to prior periods on the same basis.

7

We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, restructuring charges, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit (Loss) as gross profit (loss) plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write off related to restructuring. Gross profit (loss) is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit (Loss) as a percentage of revenue for the same period.
We define Contribution Profit (Loss) as our gross profit (loss) less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write off related to restructuring. We define gross margin as gross profit (loss) as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit (Loss) as a percentage of revenue for the same period. Wolt Contribution Profit (Loss) is defined in the same manner, but relates only to Wolt financial results.
Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) including redeemable non-controlling interests, adjusted to exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest (income) expense, net, (ix) other income (expense), net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense. Wolt Adjusted EBITDA is defined in the same manner, but relates only to Wolt financial results.

We define free cash flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, and free cash flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

8

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2021	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$2,504	$2,320
Short-term marketable securities	1,253	1,492
Funds held at payment processors	320	251
Accounts receivable, net	349	325
Prepaid expenses and other current assets	139	302
Total current assets	4,565	4,690
Long-term marketable securities	650	365
Operating lease right-of-use assets	336	436
Property and equipment, net	402	588
Intangible assets, net	61	735
Goodwill	316	2,198
Non-marketable equity securities	409	415
Other assets	70	125
Total assets	$6,809	$9,552
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$161	$238
Operating lease liabilities	26	45
Accrued expenses and other current liabilities	1,573	1,933
Total current liabilities	1,760	2,216
Operating lease liabilities	373	460
Other liabilities	9	35
Total liabilities	2,142	2,711
Redeemable non-controlling interests	—	16
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	6,752	10,323
Accumulated other comprehensive loss	(4)	(292)
Accumulated deficit	(2,081)	(3,206)
Total stockholders’ equity	4,667	6,825
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$6,809	$9,552

9

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2022	2021	2022
Revenue	$1,275	$1,701	$3,588	$4,765
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	585	931	1,703	2,574
Sales and marketing	446	418	1,206	1,253
Research and development	115	226	297	579
General and administrative	188	316	573	855
Depreciation and amortization	41	118	107	258
Total costs and expenses	1,375	2,009	3,886	5,519
Loss from operations	(100)	(308)	(298)	(754)
Interest income	—	9	2	15
Interest expense	—	—	(13)	(1)
Other expense, net	(1)	(2)	(1)	—
Loss before income taxes	(101)	(301)	(310)	(740)
Provision for (benefit from) income taxes	—	(5)	3	(14)
Net loss including redeemable non-controlling interests	(101)	(296)	(313)	(726)
Less: net loss attributable to redeemable non-controlling interests, net of tax	—	(1)	—	(1)
Net loss attributable to DoorDash, Inc. common stockholders	$(101)	$(295)	$(313)	$(725)
Net loss per share attributable to DoorDash, Inc. common stockholders, basic and diluted	$(0.30)	$(0.77)	$(0.94)	$(1.98)
Weighted-average number of shares outstanding used to compute net loss per share attributable to DoorDash, Inc. common stockholders, basic and diluted	340,169	384,756	334,277	366,107

10

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2021	2022
Cash flows from operating activities
Net loss including redeemable non-controlling interests	$(313)	$(726)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	107	258
Stock-based compensation	357	609
Bad debt expense	31	1
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	37	58
Non-cash interest expense	11	—
Other	18	23
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Funds held at payment processors	27	103
Accounts receivable, net	(26)	41
Prepaid expenses and other current assets	86	(109)
Other assets	(32)	(66)
Accounts payable	8	66
Accrued expenses and other current liabilities	241	156
Payments for operating lease liabilities	(29)	(53)
Other liabilities	2	(17)
Net cash provided by operating activities	525	344
Cash flows from investing activities
Purchases of property and equipment	(94)	(131)
Capitalized software and website development costs	(73)	(119)
Purchases of marketable securities	(1,968)	(1,581)
Maturities of marketable securities	502	1,330
Sales of marketable securities	121	311
Other investing activities	(8)	—
Net cash acquired in acquisitions	—	71
Net cash used in investing activities	(1,520)	(119)
Cash flows from financing activities
Proceeds from exercise of stock options	28	10
Deferred offering costs paid	(10)	—
Repayment of convertible notes	(333)	—
Taxes paid related to net share settlement of equity awards	(172)	—
Repurchase of common stock	—	(400)
Other financing activities	—	14
Net cash used in financing activities	(487)	(376)
Foreign currency effect on cash, cash equivalents, and restricted cash	(1)	(28)
Net decrease in cash, cash equivalents, and restricted cash	(1,483)	(179)
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	4,345	2,506
Cash, cash equivalents, and restricted cash, end of period	$2,862	$2,327
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$2,861	$2,320
Restricted cash	1	7
Total cash, cash equivalents, and restricted cash	$2,862	$2,327
Supplemental disclosure of cash flow information
Cash paid for interest	$42	$—
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$24	$42
Stock-based compensation included in capitalized software and website development costs	$66	$99
Holdback consideration for acquisition	$—	$9

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DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sept. 30, 2022

Cost of revenue, exclusive of depreciation and amortization	$585	$635	$763	$880	$931
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(12)	(14)	(12)	(31)	(29)
Allocated overhead	(7)	(7)	(9)	(8)	(7)
Inventory write off related to restructuring	—	—	—	(2)	—
Adjusted cost of revenue	$566	$614	$742	$839	$895

Sales and marketing	$446	$413	$414	$421	$418
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(15)	(14)	(14)	(29)	(27)
Allocated overhead	(3)	(4)	(5)	(4)	(5)
Adjusted sales and marketing	$428	$395	$395	$388	$386

Research and development	$115	$133	$148	$205	$226
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(49)	(54)	(56)	(95)	(99)
Allocated overhead	(4)	(3)	(4)	(4)	(5)
Adjusted research and development	$62	$76	$88	$106	$122

General and administrative	$188	$224	$245	$294	$316
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(49)	(51)	(48)	(76)	(96)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(17)	(11)	(24)	(15)	(14)
Transaction-related costs(2)	(2)	(8)	(14)	(44)	(7)
Impairment expenses(3)	(1)	—	—	—	—
Restructuring charges	—	—	—	(3)	(5)
Allocated overhead from cost of revenue, sales and marketing, and research and development	14	14	18	16	17
Adjusted general and administrative	$133	$168	$177	$172	$211

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) costs related to the settlement of an intellectual property matter, (iv) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (v) donations as part of our relief efforts in connection with the COVID-19 pandemic and Russia's invasion of Ukraine. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)Consists of acquisition, integration, and investment related costs, primarily related to the Wolt acquisition for the three months ended September 30, 2022.

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(3)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	June 30, 2022	Sept 30, 2022

Revenue	$1,275	$1,300	$1,456	$1,608	$1,701
Less: Cost of revenue, exclusive of depreciation and amortization	(585)	(635)	(763)	(880)	(931)
Less: Depreciation and amortization related to cost of revenue	(25)	(28)	(31)	(42)	(56)
Gross profit	$665	$637	$662	$686	$714
Gross Margin	52.2%	49.0%	45.5%	42.7%	42.0%
Less: Sales and marketing	(446)	(413)	(414)	(421)	(418)
Add: Depreciation and amortization related to cost of revenue	25	28	31	42	56
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	27	28	26	60	56
Add: Allocated overhead included in cost of revenue and sales and marketing	10	11	14	12	12
Add: Inventory write off related to restructuring	—	—	—	2	—
Contribution Profit	$281	$291	$319	$381	$420
Contribution Margin	22.0%	22.4%	21.9%	23.7%	24.7%

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	June 30, 2022	Sept 30, 2022

Gross profit	$665	$637	$662	$686	$714
Add: Depreciation and amortization related to cost of revenue	25	28	31	42	56
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	12	14	12	31	29
Add: Allocated overhead included in cost of revenue	7	7	9	8	7
Add: Inventory write off related to restructuring	—	—	—	2	—
Adjusted Gross Profit	$709	$686	$714	$769	$806
Adjusted Gross Margin	55.6%	52.8%	49.0%	47.8%	47.4%

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	June 30, 2022	Sept 30, 2022

Net loss including redeemable non-controlling interests	$(101)	$(155)	$(167)	$(263)	$(296)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	17	11	24	15	14
Transaction-related costs(2)	2	8	14	44	7
Impairment expenses(3)	1	—	—	—	—
Restructuring charges	—	—	—	3	5
Inventory write off related to restructuring	—	—	—	2	—
Provision for (benefit from) income taxes	—	2	—	(9)	(5)
Interest (income) expense, net	—	—	(1)	(4)	(9)
Other (income) expense, net	1	(1)	(5)	3	2
Stock-based compensation expense and certain payroll tax expense	125	133	130	231	251
Depreciation and amortization expense	41	49	59	81	118
Adjusted EBITDA	$86	$47	$54	$103	$87
(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) costs related to the settlement of an intellectual property matter, (iv) expenses related to supporting various policy matters, including those related to worker classification and price

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controls, and (v) donations as part of our relief efforts in connection with the COVID-19 pandemic and Russia's invasion of Ukraine. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)Consists of acquisition, integration, and investment related costs, primarily related to the Wolt acquisition for the three months ended September 30, 2022.
(3)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

	Nine Months Ended September 30,
(In millions)	2021	2022

Net cash provided by operating activities	$525	$344
Purchases of property and equipment	(94)	(131)
Capitalized software and website development costs	(73)	(119)
Free cash flow	$358	$94
The following table presents certain financial information derived from our consolidated financial statements related to our subsidiary, Wolt Enterprises Oy, a limited liability company incorporated and existing under the laws of Finland (“Wolt”), as well as certain Wolt key business metrics. The financial information presented below is presented in accordance with GAAP. Such financial statements have not been audited. Wolt’s historical financial information is not necessarily indicative of the results that may be expected in the future and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year. For more information on potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Form 10-Qs or Form 8-Ks filed with the Securities and Exchange Commission.

	Three Months Ended
(In millions, except percentages)	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sept. 30, 2022
Total Orders	26	31	34	36	37
Y/Y % Change(1)	146%	91%	53%	43%	46%
Marketplace GOV	€553	€682	€791	€821	€888
Y/Y % Change(1)	137%	83%	55%	52%	60%
Revenue	€52	€59	€78	€93	€103
Net Revenue Margin(1)	9.3%	8.7%	9.9%	11.4%	11.6%
(1) Percentages are calculated on unrounded numbers.

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